CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 9, 2011, relating to the financial statements of The Marcus Corporation and the effectiveness of The Marcus Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Marcus Corporation for the year ended May 26, 2011.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
October 28, 2011